SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset Worldwide Income Fund Inc. was held on April 24, 2015, for the purpose of considering and voting upon the election of Directors.

The following table provides information concerning the matter voted upon at the meeting:


Election of directors


Nominees
Votes For
VotesWithheld
Robert D. Agdern
10,202,769.889
1,149,103.330
Carol L. Colman
10,185,920.889
1,165,952.330
William R.
Hutchinson
10,213,730.889
1,138,142.330
Kenneth D. Fuller*
10,260,147.889
1,091,725.330

At June 30, 2015, in addition to Robert D. Agdern, Carol L. Colman, Kenneth D. Fuller* and William R. Hutchinson, the other Directors of the Fund were as follows:

Daniel P. Cronin
Paolo M. Cucchi
Leslie H. Gelb
Eileen A. Kamerick
Riordan Roett

* Effective July 31, 2015, Kenneth D. Fuller resigned as Chairman and a Director, Chief Executive Officer and President of the Fund. Effective August 1, 2015, Jane Trust was appointed to the position of Director, Chairman, President and Chief Executive Officer.